Exhibit 99

FOR IMMEDIATE RELEASE

                              RPC, Inc. Reports 2008 Second Quarter Financial Results

ATLANTA, July 23, 2008 -- RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2008.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2008, revenues increased 25.5 percent to $214,689,000 compared to $171,031,000 in the second quarter last year.  Revenues increased compared to the prior year primarily due to higher capacity of revenue-producing equipment placed in service during the last 12 months, partially offset by lower pricing for many of our services.  Operating profit for the quarter was $37,800,000 compared to $38,705,000 in the prior year.  Net income was $22,458,000 or $0.23 diluted earnings per share, compared to $23,815,000 or $0.24 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) were $67,082,000 compared to $57,927,000 in the prior year, an increase of 15.8 percent. 1

Cost of services rendered and goods sold was $120,175,000, or 56.0 percent of revenues, during the second quarter of 2008, compared to $88,191,000, or 51.6 percent of revenues, in the prior year.  The increase in these costs was due to increased activity levels and the variable nature of many of these expenses, including materials and supplies, compensation, and fuel.  As a percentage of revenues, cost of services rendered and goods sold also increased because of upward cost pressures for materials and supplies and fuel, most of which could not be passed through to customers because of the current pricing and competitive environment.  Selling, general and administrative expenses increased by 7.1 percent in the second quarter of 2008 to $29,010,000 from $27,077,000 in the prior year.  This increase was due primarily to higher employment and other costs consistent with higher activity levels.  As a percentage of revenues, however, these costs decreased to 13.5 percent in 2008 compared to 15.8 percent last year due to positive leverage of these costs realized from the higher revenues.  Depreciation and amortization increased to $29,177,000 during the quarter, compared to $18,695,000 last year, due to the large amount of capital expenditures made during the last year.  Interest expense also increased, from $368,000 last year to $1,250,000 in 2008, due to a higher average balance on the revolving credit facility.

For the six months ended June 30, 2008, revenues increased 20.4 percent to $411,916,000 compared to $342,076,000 last year.  Net income decreased 28.2 percent to $37,215,000, or $0.38 diluted earnings per share, compared to net income of $51,860,000, or $0.53 diluted earnings per share last year.

“We are pleased with RPC’s improved performance this quarter relative to the first quarter of 2008,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  “We received the last of the pressure pumping equipment to be delivered under our long-term growth plan, as well as other types of equipment, and we had improved utilization among the majority of our equipment fleet.  We also achieved an operating margin of 17.6 percent during the quarter, and generated significant year over year EBITDA growth.  This was due to efficiencies gained from cost leverage and better operational execution.  However, we still face margin pressures due to competitive pricing and operating cost increases, especially for fuel and certain materials and supplies used in providing our services.  In most cases, we are not currently able to share these cost increases with our customers due to the pricing environment.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

2nd Quarter 2008 Press Release

Hubbell continued, “RPC’s revenues grew approximately 25 percent during the quarter as compared to the prior year, representing a higher growth rate than our domestic industry benchmarks, due to capacity added under our long-term growth plan and good utilization of our equipment.  The average domestic rig count during the second quarter was 1,864, a 6.1 percent increase compared to the same period in 2007.  The price of natural gas increased 52.3 percent, and the price of oil increased 91.7 percent.  Domestic drilling activity continues to be robust, and commodity prices are strong in spite of general economic weakness and the fact that spot natural gas prices are often lower during this time of year.  At the present time, our outlook for the domestic oilfield services industry for the remainder of this year is positive, especially considering the service-intensive nature of the unconventional exploration and production activities that have been taking place this year.

“We invested almost $55 million in capital expenditures during the second quarter of 2008.  Our capital expenditures will be lower during the second half of 2008, and as always, we continue to evaluate the potential financial returns of new capital projects.   As we projected, the balance drawn on our revolving credit facility grew during the quarter, and stood at $183 million at June 30.  If our operational performance remains strong, we anticipate reducing the balance on this facility during the remainder of 2008, and in any event, we will continue to manage our capital expenditures, working capital, and revolving credit facility to maintain a strong balance sheet,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues rose 32.2 percent for the quarter compared to the prior year, driven by strong industry activity and increased capacity, and improved utilization.  Support Services revenues declined by 4.6 percent during the quarter compared to the prior year because of lower pricing in the rental tool service line, which is the largest service line within Support Services.  Operating profit declined in both segments, primarily due to increased depreciation, coupled with competitive pricing, and higher costs for materials and supplies, and fuel.

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
	(in thousands)
Revenues:
Technical services	$185,284	$140,199	$354,515	$282,505
Support services	29,405	30,832	57,401	59,571
Total revenues	$214,689	$171,031	$411,916	$342,076
Operating Profit:
Technical services	$31,958	$31,426	$52,644	$66,713
Support services	6,764	8,496	12,622	18,037
Corporate expenses	(2,395)	(2,854)	(5,025)	(5,246)
(Gain) on disposition of assets, net	(1,473)	(1,637)	(3,000)	(3,186)
Total operating profit	$37,800	$38,705	$63,241	$82,690
Other Income, net	105	527	98	1,424
Interest Expense	(1,250)	(368)	(2,721)	(1,122)
Interest Income	24	14	46	32

Income before income taxes	$36,679	$38,878	$60,664	$83,024

2nd Quarter 2008 Press Release

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our plans for long-term growth, our outlook for the domestic oilfield services industry for the remainder of the year, and our plans for managing capital expenditures, working capital, and our revolving credit facility, including our expectations that capital expenditures will be lower during the second half of the year and that we will reduce the balance on our credit facility during the second half of 2008.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions, drilling activity and rig count; unanticipated demands on our liquidity or difficulties in collecting trade accounts receivable accounts; fluctuations in market interest rates and our continued ability to hedge against such fluctuations; the possibility that recent unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico, competition in the oil and gas industry, an inability to implement price increases, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
404.321.2140
irdept@rpc.net

Jim Landers
Corporate Finance
404.321.2162
jlanders@rpc.net

2nd Quarter 2008 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter				Six Months
	2008	2007	% BETTER (WORSE)		2008	2007	% BETTER (WORSE)
REVENUES	$214,689	$171,031	25.5%		$411,916	$342,076	20.4%
COSTS AND EXPENSES:
Cost of services rendered and goods sold	120,175	88,191	(36.3)		237,845	175,712	(35.4)
Selling, general and administrative expenses	29,010	27,077	(7.1)		57,327	52,902	(8.4)
Depreciation and amortization	29,177	18,695	(56.1)		56,503	33,958	(66.4)
Gain on disposition of assets, net	(1,473)	(1,637)	(10.0)		(3,000)	(3,186)	(5.8)
Operating profit	37,800	38,705	(2.3)		63,241	82,690	(23.5)
Interest expense	(1,250)	(368)	N/M		(2,721)	(1,122)	(142.5)
Interest income	24	14	71.4		46	32	43.8
Other income, net	105	527	(80.1)		98	1,424	(93.1)
Income before income taxes	36,679	38,878	(5.7)		60,664	83,024	(26.9)
Income tax provision	14,221	15,063	5.6		23,449	31,164	24.8
NET INCOME	$22,458	$23,815	(5.7	) %	$37,215	$51,860	(28.2	) %

EARNINGS PER SHARE
Basic	$0.23	$0.25	(8.0	) %	$0.39	$0.54	(27.8	) %
Diluted	$0.23	$0.24	(4.2	) %	$0.38	$0.53	(28.3	) %

AVERAGE SHARES OUTSTANDING
Basic	96,778	96,350			96,603	96,037
Diluted	98,120	98,448			98,124	98,391

2nd Quarter 2008 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(In thousands)
	2008	2007
ASSETS
Cash and cash equivalents	$9,028	$4,723
Accounts receivable, net	193,334	165,092
Inventories	35,707	25,030
Deferred income taxes	4,601	4,876
Income taxes receivable	248	7,248
Prepaid expenses and other current assets	5,273	3,888
Total current assets	248,191	210,857
Property, plant and equipment, net	471,168	370,909
Goodwill	24,093	24,093
Other assets	9,702	5,854
Total assets	$753,154	$611,713

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$63,385	$57,162
Accrued payroll and related expenses	16,154	13,147
Accrued insurance expenses	5,161	3,965
Accrued state, local and other taxes	3,014	3,787
Income taxes payable	3,000	1,660
Other accrued expenses	468	641
Total current liabilities	91,182	80,362
Accrued insurance expenses	8,696	7,245
Notes payable to banks	182,550	125,150
Pension liabilities	5,326	5,505
Other long-term liabilities	2,030	1,907
Deferred income taxes	31,029	12,264
Total liabilities	320,813	232,433
Common stock	9,859	9,800
Capital in excess of par value	13,612	14,978
Retained earnings	410,854	359,820
Accumulated other comprehensive loss	(1,984)	(5,318)
Total stockholders' equity	432,341	379,280
Total liabilities and stockholders' equity	$753,154	$611,713

2nd Quarter 2008 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.  We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.  A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended June 30, (Unaudited)	Second Quarter		% BETTER		Six Months		% BETTER
	2008	2007	(WORSE)		2008	2007	(WORSE)

Reconciliation of Net Income to EBITDA
Net Income	$22,458	$23,815	(5.7	) %	$37,215	$51,860	(28.2	) %
Add:
Income tax provision	14,221	15,063	5.6		23,449	31,164	24.8
Interest expense	1,250	368	NM		2,721	1,122	NM
Depreciation and amortization	29,177	18,695	(56.1)		56,503	33,958	(66.4)
Less:
Interest income	24	14	71.4		46	32	43.8
EBITDA	$67,082	$57,927	15.8%		$119,842	$118,072	1.5%

EBITDA PER SHARE
Basic	$0.69	$0.60	15.0%		$1.24	$1.23	0.8%
Diluted	$0.68	$0.59	15.3%		$1.22	$1.20	1.7%